FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-07

Sent:	Wednesday, October 14, 2020 7:49 PM
Subject:	**BBCMS 2020-C8** XA PRICING DETAIL (PUBLIC)

NEW ISSUE CMBS IO:	BBCMS 2020-C8 $490,171,000 **PUBLIC OFFERING**

JOINT LEADS:	BARCLAYS, BANK OF AMERICA, SOCIÉTÉ GÉNÉRALE
CO-MANAGERS:	DREXEL HAMILTON, ACADEMY SECURITIES

RATING AGENCIES:	MOODY’S, FITCH, DBRS MSTAR

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATINGS (M/F/D)	AVAIL. SIZE($MM)	WAL*	COUPON	INITIAL PRICE	YIELD	SPREAD
X-A	Aaa/AAA/AAA	468.332	8.46	1.97586	14.2285	2.69997	T+210

*WAL of NOTIONAL BALANCE @ 100CPY

- ANTICIPATED SETTLEMENT:	TUESDAY, OCTOBER 27, 2020

*TRANSACTION SUMMARY*

POOL BALANCE:	$700,244,660
NUMBER OF LOANS:	48
NUMBER OF PROPERTIES:	127
WA CUT-OFF LTV:	57.1%
WA MATURITY LTV:	52.4%
WA U/W NCF DSCR:	2.54X
WA U/W NOI DY:	10.8%
WA MORTGAGE RATE:	3.70357%
TOP 10 LOANS %:	55.9%
WA REM TERM MATURITY:	113 MONTHS

LOAN SELLERS:	STARWOOD (33.1%), BARCLAYS (23.0%), BANA (12.5%), LMF (11.8%), BARCLAYS/SGFC (9.9%), SGFC (9.6%)

TOP 5 PROPERTY TYPES:	OFFICE (36.4%), SELF STORAGE (15.8%), RETAIL (11.1%), HOTEL (10.7%), MULTIFAMILY (9.6%)

TOP 5 STATES:	NY (18.6%), CA (15.9%), NV (11.9%), FL (9.9%), TX (9.5%)

MASTER SERVICER:	MIDLAND LOAN SERVICES
SPECIAL SERVICER:	LNR PARTERS, LLC
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING HOLDER:	LNR SECURITIES HOLDINGS, LLC
RISK RETENTION:	“L”
TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCIATION
CERT. ADMIN.:	WELLS FARGO BANK, NATIONAL ASSOCIATION

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.